Exhbit 4.1
AMENDMENT NO. 1
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
OF THE SERIES C CONVERTIBLE PREFERRED STOCK
OF
TRUE DRINKS HOLDINGS, INC.,
A Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

On behalf of True Drinks Holdings, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes (the “NRS”), the Company's Board of Directors and the holders of a majority of the issued and outstanding shares of Company’s Series C Convertible Preferred Stock (the “Series C Preferred”) have duly approved and adopted the following revisions to the Second Amended and Restated Certificate of Designation, Preferences, Right and Limitations of the Series C Convertible Preferred Stock (the “Certificate of Designation”):

1.	Section 1 of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

1.	Designation and Amount.

The shares of such series shall be designated as “Series C Convertible Preferred Stock,” $0.001 par value per share (the “Preferred Stock”), and the number of shares constituting such series shall be 150,000. Each share of Preferred Stock shall have a stated value equal to $100.00 (the “Stated Value”).

2.	Section 9(c) – (d) of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

(c)           increase or decrease the authorized number of shares of Common Stock or Preferred Stock, except for those increases required to comply with, or otherwise contemplated by: (i) the Purchase Agreement, (ii) the Note Exchange Agreement, dated on or about March 27, 2015, by and between the Company and the Note Holder parties thereto (the “March Exchange Agreement”), (iii) the Securities Purchase Agreement, dated on or about August 12, 2015, as amended, by and between the Company and Red Beard Holdings, LLC (the “August Purchase Agreement”), (iv) those warrants issued by the Company to holders of certain senior subordinated secured promissory notes on or about September 9, 2015 (the “Note Warrants”), (v) the warrant issued by the Company to Novelty Capital Group LLC on or about October 9, 2015 (the “Novelty Warrant”), (vi) the warrant issued by the Company to Mr. Vincent C. Smith on October 9, 2015 (the “Personal Guaranty Warrant”), (vii) the Securities Purchase Agreement, dated on or about November 25, 2015, by and between the Company and the purchaser signatories thereto (the “November Purchase Agreement”), and (viii) the Note Exchange Agreement, dated on or about November 25, 2015, by and between the Company and the Note Holder parties thereto (the “November Exchange Agreement”).

(d)           issue, sell, or deliver (whether through the issuance or granting of rights or otherwise), or authorize the issuance, sale or delivery of, (i) any shares of Senior Stock or Parity Stock or reclassify or modify any Junior Stock or Parity Stock so as to become Senior Stock or Parity Stock; or (ii) any additional shares of Common Stock or Convertible Securities; provided, however, nothing contained in this Section 9(d) shall prevent the Company from, and the Company shall be entitled to, issue Common Stock or Convertible Securities in connection with the Purchase Agreement, the March Exchange Agreement, the August Purchase Agreement, the Personal Guaranty Warrant, the Novelty Warrant, the Note Warrants, the November Purchase Agreement, and/or the November Exchange Agreement (and the shares of Common Stock issuable upon conversion of such Preferred Stock and exercise of such warrants), currently outstanding grants and issuances, and issuances to employees, officers, directors, or other eligible recipients under the Company’s existing equity or other incentive plans, and pursuant to equity or other incentive plans that may be adopted by the Company’s Board of Directors (including the affirmative vote of the Purchaser Designee (as such term is defined in the Purchase Agreement)) after the date hereof;

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IN WITNESS WHEREOF, the undersigned have duly signed this Amendment No. 1 to the Certificate of Designation as of this 23rd day of November, 2015.

True Drinks Holdings, Inc.

/s/ Lance Leonard
By: Lance Leonard
Title: Chief Executive Officer and Director